UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2012

Veramark Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-13898	16-1192368
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1565 Jefferson Rd, Suite 120, Rochester, New York		14623
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-381-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2012, Veramark Technologies, Inc. (the "Registrant") entered into a Change of Control Agreement dated as of June 20, 2012, with Ronald C. Lundy, the Registrant’s Vice President of Finance and Chief Financial Officer (the "Agreement").

The material terms of the Agreement include:

• In the event a Change of Control (as defined in the Agreement) occurs, and notwithstanding any terms to the contrary in any contract or plan pursuant to which such stock options were granted, all stock options then held by Mr. Lundy will become vested and will become immediately exercisable, and such stock options will be exercisable for the full term then remaining for the exercise of such stock options as though such change of control had not occurred. Such term will not be shortened by reason of such change of control.

• If Mr. Lundy’s employment is terminated within one year of a Change of Control, Mr. Lundy will be entitled to receive his base salary and benefits in effect as of the effective date of such termination of employment for a period of one year from the effective date of such termination of employment. However, Mr. Lundy will not be entitled to receive his continued salary and benefits if Mr. Lundy’s employment is terminated by Registrant for "cause" or Mr. Lundy terminates his employment without "good reason" (in each case as defined in the Agreement).

"The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement itself, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veramark Technologies, Inc.

September 7, 2012	By:	/s/ Anthony C. Mazzullo

Name: Anthony C. Mazzullo
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

10.1	Change of Control Agreement